Exhibit 99.2

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main

July 17, 2012

Dear Fellow Stockholders:

Today we issued a press release announcing preliminary second quarter results for Rovi Corporation that did not meet our expectations (see the link at the end of this letter for the press release.) Additionally, we lowered our outlook for the full year 2012.

Specifically, we stated that we currently expect revenues for the second quarter of approximately $158 million, GAAP loss per common share from continuing operations of between <$0.15> and <$0.18>, and non-GAAP Adjusted Pro Forma EPS of between $0.35 and $0.38. We also stated that we now anticipate full year revenue of between $650 million and $680 million, and Adjusted Pro Forma Income Per Common Share of between $1.60 and $1.90. A reconciliation of the GAAP and non-GAAP financial measures is included at the end of this letter, and statements regarding the Company’s use of non-GAAP financial measures, including management’s use and the limitations thereof, are included in the press release we issued.

Clearly, these results are very disappointing and are not acceptable to us. The purpose of this letter is to directly convey to you my thoughts on why we have not met our expectations, what we are doing about it, and why I – along with the Company’s Board of Directors and the rest of the management team – remain extremely enthusiastic about Rovi’s market position, prospects, and growth strategies. We will also be sharing more detail on both the results and our plans to address the root causes on our earnings call on August 2, 2012.

Second Quarter Results and 2012 Outlook

Several factors contributed to our lower-than-expected results this quarter and our adjusted outlook for FY2012.

Timing of License Agreements. We were negatively impacted by timing issues in our licensing business – specifically, delays in signing certain guidance patent licenses. The majority of the second quarter revenue shortfall, and approximately half of the reduction in our expectations for fiscal 2012, are attributable to these timing delays.

As you may know, we are currently negotiating licenses with a couple of major Consumer Electronics device manufacturers that are presently out of license. We are also pursuing patent licenses with first-time licensees for the TV Everywhere field of use and first time licensees among service providers in Europe. While we had the opportunity to reach agreements with a few of these parties this quarter, it would not have been on terms that the Company believes represent appropriate value to Rovi. In these cases, we made the decision not to accept the less favorable terms that the parties had proposed at the time, and instead chose to wait until we can sign mutually agreeable deals. Management’s belief is that we should not sacrifice the overall economics of a deal, and its ultimate benefit to our stockholders, just to generate revenue in a given quarter. Our intellectual property is a significant asset that we will continue to manage for the benefit of stockholders and we will only enter into agreements that we believe are in your long-term best interests. As such, certain deals were not closed and we did not meet our revenue expectations for the second quarter.

Importantly, we do expect that we will ultimately secure licenses with these parties on terms acceptable to Rovi. In some instances, while not our preference, this may involve going to court against parties that we believe are in clear violation of our guidance patents. In these cases, we expect that we will ultimately come to terms later this year or in 2013. In addition, our deals with companies that do not have a history of licensing intellectual property, and are not accustomed to paying for patent licenses, are simply taking longer to close than we anticipated. However, we believe we have strong momentum in our negotiations with these first-time licensees and we expect they will also come to the table in 2012 or 2013.

Another key point is that we believe our delayed deals, once signed, will include catch-up payments to make Rovi whole for the pre-license period of use, so we do not anticipate ultimately losing revenue as a result of these delays – it’s just pushed out.

As an aside, while our licenses have always included catch-up provisions, in aggregate the payments have tended to flow relatively consistently from quarter to quarter. To the extent that some deals in our pipeline are taking longer to close, we anticipate that catch-up payments may be larger and more clustered than they have been in the past. As a result, quarter-to-quarter growth in our licensing business may be somewhat more uneven going forward. We will aim to provide you with more insight around these payments.

While we are experiencing delays with certain licensing deals we are working on, we also have a full pipeline of discussions taking place with prospective licensees and, while those discussions take time to turn into deals, we believe the strength and breadth of our patent and product offerings will continue to create valuable licensing arrangements with a range of partners in the digital entertainment ecosystem. However, given the timing uncertainty between 2012 and 2013 for several expected deals, we believe it is prudent to remove these previously-anticipated agreements from our 2012 revenue estimates. We still expect significant growth in our licensing business by the end of 2013 and beyond.

CE and Advertising Market Softness. Second quarter revenues were also impacted by certain demand challenges – including macroeconomic factors such as softness in the global consumer electronics and interactive TV advertising markets.

In part, demand for analog products has continued to decline, although this is, of course, a trend we expected and have been discussing for a few years now. However, global softness in consumer device sales also impacted our revenues.

While many of our CE customers are under fixed-fee arrangements with us, we have not been immune to the challenges that many players are having in the current economic conditions. Many device manufacturers reported a year-over-year reduction in royalty-bearing unit sales. Some have also been incorporating guides, guide services and DivX more slowly than we anticipated. Additionally, activations for connected devices are not meeting our expectations or, we understand, the expectations of the device manufacturers. Lower CE unit volumes, fewer guides incorporated and fewer activations than expected have also impacted the growth we envisioned in our advertising footprint.

Our advertising business overall has also been impacted directly by softening demand for interactive TV advertising generally, as well as by a lower contribution from our online properties, which have historically been a steady source of advertising revenue. Despite these challenges, we believe our interactive TV advertising business will continue to grow at a steady 25 to 30% pace. While this is a slower pace than the last two years, that growth was off a much smaller base. We are optimistic that interactive TV advertising will pick up again as the economy improves and ad budgets come back and would expect the pace of growth to increase at that time.

Execution Issues. Lastly, we have identified a number of execution issues that impacted growth this quarter and factored into our decision to revise our 2012 revenue and EPS estimates.

Despite some notable improvements and accomplishments in our Rovi Entertainment Store business that we will discuss in greater detail on our earnings call on August 2, the timing of some RES launches have, as we discussed in last quarter’s earnings call, slipped as we’ve continued to work to achieve carrier class performance and scalability.

Additionally, while our Total Guide solution for Service Providers is doing well in lab tests and field trials, and we anticipate deployments and revenue in 2013, we have experienced delays in rolling out or updating certain other products and services, which are now impacting sales. Specifically, we’ve experienced some challenges and delays with our DTA guides for lower-end set-top boxes, DivX content creation software and DivX Plus Streaming technology.

Addressing Execution Issues

Although a significant part of our second quarter results and revised outlook is attributable to what we believe are simply timing and macroeconomic issues, there are clearly areas where, simply put, we are underperforming. We are not satisfied with these preliminary Q2 results, nor are we satisfied with our revised expectations for fiscal 2012. Whether certain products and initiatives aren’t gaining traction in the market due to macro factors or because our timing and execution haven’t been up to par, these issues are unacceptable and underscore the need for immediate improvement in our business.

Our new leadership is deeply committed to addressing all areas of operational and executional weakness and making the organizational and technical improvements necessary to see our business achieve its growth potential. We have already started addressing these issues. Since becoming CEO this past December, I have initiated comprehensive, product-by-product operational reviews across our businesses. These reviews were illuminating – we identified a number of areas where we can be more efficient as well as areas that are ripe for investment and innovation. Our lowered expectations for the current year partially reflect issues we identified in this process.

In addition, we are developing a comprehensive strategic plan to ensure we are also on the right path long-term. This plan is aimed at building on our core strengths and assets, our unique position in the marketplace and the improved execution we are instilling in the business to drive long-term stockholder value. We are taking a very disciplined approach to both operations and capital allocation, and the plan will include prioritized areas of focus, our strategic investment thesis and areas for targeted cost reductions. We will review the strategic plan with the Board before we report our full second quarter earnings in a couple of weeks, and we anticipate discussing it with you on our August 2nd earnings call.

Continued Share Repurchase

Separately, I would also note that we spent approximately $50 million to repurchase approximately 2.1 million shares during the second quarter, and we continue to look at stock buy-backs as part of our larger capital allocation strategy. We have $313 million remaining in our existing share repurchase authorization, and we anticipate remaining active in the market.

Looking Ahead

While our preliminary second quarter results are disappointing, I want to make clear that we do not consider them either indicative of the Company or acceptable. We remain excited about the long-term opportunities as we continue to see high demand in the marketplace for Rovi’s solutions and strongly believe in Rovi’s growth prospects. We also continue to have higher expectations for the business and remain singularly focused on driving results. While there is work to be done to address the challenges highlighted above, Rovi has fundamentally solid assets and is well capitalized and thus, with some work, we will be in an excellent position to execute on the opportunities ahead of us.

This is an incredibly exciting time to be positioned where we are at the convergence of technology and entertainment. The explosion of network connected devices and the disruption in content distribution are creating significant opportunities in multiple end markets. Every device with a screen is essentially now a TV, and consumers face an increasingly overwhelming number of choices in terms of what to watch and how to access it.

There are multiple ways for Rovi to capitalize on these trends as content producers, service providers, device manufacturers, retailers and others in the digital entertainment ecosystem race to capture consumers’ living rooms and everywhere else they can find and enjoy entertainment. We offer these companies unique opportunities to capture this space and to better monetize their existing offerings. With the ability to power the discovery, delivery, display and monetization of digital entertainment, Rovi is uniquely positioned within the ecosystem to provide both end-to-end solutions and components of solutions that each player needs in order to profitably meet their customers’ ever-increasing expectations.

On behalf of myself, our Board of Directors and the rest of the Rovi management team, I can assure you that we are deeply committed to driving growth and improving execution to drive long-term stockholder value. We continue to expect meaningful growth in the future, including 5 to 10% growth in 2013, depending on when the delayed licensing deals just discussed are finalized, and greater than 10% growth from 2014 forward.

We look forward to providing you with more detail about both our second quarter, and our strategy going forward, when we report our full second quarter results on August 2nd.

Sincerely,

Tom Carson

President and CEO

Forward-Looking Statements:

Statements contained herein that are not statements of historical fact, including statements that use the words “will,” “believes,” “anticipates,” or “expects,” or similar words that describe the Company’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the Company’s business strategies, and future opportunities for product, market or customer expansion. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, among others, the Company’s ability to successfully execute on its strategic plan and customer demand for and industry acceptance of the Company’s technologies and integrated solutions. Such factors are further addressed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at www.sec.gov). The Company assumes no obligation, except as required by law, to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

GAAP and Non-GAAP Reconciliation

GAAP basis loss per common share from continuing operations includes charges for the amortization of intangible assets; equity based compensation expense; amortization or write-off of note issuance costs; non-cash interest expense recorded on convertible debt under Accounting Standards Codification (“ASC”) 470-20 (formerly known as FSP APB 14-1); mark-to-market fair value adjustments for interest rate swaps, caps and foreign currency collars; and the reversal of discrete tax items including reserves totaling approximately $0.53 per common share.

Press Release:

The press release was furnished as Exhibit 99.1 to a Current Report on Form 8-K that we submitted to the Securities and Exchange Commission on July 17, 2012, and is available for your review at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001424454&owner=exclude&count=40&hidefilings=0.